Exhibit 99.01

NEWS

OPSWARE INC. NON-EDS REVENUE GROWS 103%
Expects Total Revenue of $142-$147 million in Fiscal 2008

•                  Grows Non-EDS derived bookings 50% over Q4 last year

•                  Earns Non-GAAP EPS of $0.03

•                  Signs 84 new license deals; 4 deals greater than $1 million

•                  Expects to grow Non-EDS derived bookings by at least 60%

Sunnyvale, CA — March 6, 2007 — Opsware Inc. (NASDAQ: OPSW), the leading provider of Data Center Automation software, today reported results for its fourth quarter and full year ended January 31, 2007, highlighted by 103% year-over-year growth in non-EDS revenue and the strongest bookings quarter in company history.

Separately, the company announced the acquisition of privately held iConclude, the leader in IT process automation software.

Opsware Inc.’s net revenue for the fourth quarter ended January 31, 2007 totaled $29.6 million, up 59% from the same quarter last year.

Full year revenue totaled $101.7 million, up 67% from the prior year.

Non-EDS revenue totaled $24.1 million in the fourth quarter, an 81% increase over the same quarter last year.  A chart depicting Opsware’s historical non-EDS revenue growth is included in this release.

Full year non-EDS revenue totaled $80.6 million, up 103% from the prior year.

Non-EDS derived bookings (which equals net revenue, plus the sequential changes in deferred revenue and advances from customers, all excluding the impact of the EDS contract) totaled $26.7 million in the fourth quarter, up 50% from the same quarter last year and $4.3 million sequentially.  A chart depicting Opsware’s historical non-EDS derived bookings growth is included in this release.

Non-GAAP net income in the fourth quarter was $3.5 million or $0.03 per share, meeting the company’s guidance.

GAAP net loss in the fourth quarter was $(1.7) million or $(0.02) per share.  Non-GAAP net income in the fourth quarter excludes non-cash charges of approximately $1.1 million relating to previous acquisitions and $4.1 million of non-cash stock-based compensation.  A reconciliation between net income (loss) on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statements of Operations attached to this release.

“This was another great year for Opsware,” said Ben Horowitz, president and CEO of Opsware Inc. “During FY ’07 we grew our non-EDS revenue by more than 100%, doubled the number of new deals signed, crossed the $100 Million revenue milestone, and in a year in which we grew our product suite from 2 to 6, achieved non-GAAP profitability for the year.  We expect FY ’08 to be even better, with non-EDS derived bookings growing even more than they did this year.”

Financial Outlook

Management provides the following guidance for its first quarter ending April 30, 2007:

•                  Net revenue is expected to total approximately $26 – 27 million.

•                  Non-GAAP EPS is expected to be $(0.01 – 0.02).

Management provides the following guidance for its fiscal year ending January 31, 2008:

•                  Non-EDS derived bookings growth is expected to be at least 60% compared to fiscal year 2007.

•                  Net revenue is expected to total $142 – $147 million.

•                  Non-GAAP operating margin is expected to be 5 – 8%.

•                  Non-GAAP EPS is expected to be $0.09 – 0.13.

The company guidance for its fiscal year ending January 31, 2008 includes incremental revenue of $2-3 million, as well as the expense base acquired from the purchase of iConclude.  The net effect of the transaction on non-GAAP EPS after considering acquired operating expenses, share issuance, and lower interest income is $(0.05) in fiscal 2008.  The transaction is expected to be EPS accretive in fiscal 2009.

The company will provide additional detail on its financial results and outlook as well as the iConclude acquisition on the conference call referenced below.

About the Conference Call and Webcast

Opsware management will host a conference call today, March 6, 2007, beginning at 5:30 a.m. PT (8:30 a.m. ET) to discuss today’s announcement.  Interested parties may access the conference call by dialing (877) 502-9272.  A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Non-GAAP Financial Information

When used in connection with historical results or forward-looking guidance, non-GAAP net income, non-GAAP profitability, non-GAAP operating margin and non-GAAP EPS each exclude non-cash stock-based compensation expense and non-cash charges relating to past acquisitions.  With respect to historical results, a reconciliation between both net income (loss) and net income (loss) per share on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statement of Operations attached to this release.  With respect to forward-looking guidance, a reconciliation between both operating margin and EPS on GAAP and non-GAAP bases has not been provided because each of operating margin and EPS on a GAAP basis depends in part upon the amount of stock based compensation expense, which expense is dependent upon our future stock price and other factors that cannot be determined at this time.

To supplement our consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures better reflect our core operating results and thus are appropriate to enhance the overall understanding of our past financial performance and our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our performance.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.  The presentation of additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading Data Center Automation software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 350 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including forecasts of our expected revenue, non-EDS derived bookings, non-EDS revenue, operating margin and earnings per share, the financial impact of our acquisition of iConclude, in the headlines of this press release, the statement by our president and chief executive officer and the “Financial Outlook” section.  These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements, including without limitation: that the IT automation software market may not develop as we expect, that our market is highly competitive and subject to rapid and significant change, that enterprise software spending and budgets may fluctuate depending on economic conditions and that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers, the timing of our satisfaction of revenue recognition criteria, delays in product releases, and our dependence on closing a small number of relatively large transactions each quarter.  In addition, please see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended October 31, 2006 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC.  We assume no obligation to update the information in this press release or to revise any forward-looking statements.

The graphics displaying non-EDS revenue and non-EDS derived bookings in this press release solely present historical data, and are not necessarily indicative of results in future periods.  The term “non-EDS” excludes the impact of the license and maintenance agreement that we signed with EDS in August 2002 and extended in August 2004.  Continued growth is subject to several risks and uncertainties, including those described in our SEC filings as referenced in the preceding paragraph.

Opsware is a service mark and trademark of Opsware Inc.

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OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	January 31, 2007	January 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$90,940	$101,898
Accounts receivable, net	31,748	17,867
Prepaid expenses and other current assets	6,431	6,546

Total current assets	129,119	126,311
Property and equipment, net	5,898	3,944
Restricted cash	2,279	2,296
Prepaid rent	1,001	1,540
Other assets	797	380
Intangibles, net	9,705	7,613
Goodwill	33,246	27,668

Total assets	$182,045	$169,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,612	$1,217
Other accrued liabilities	17,174	11,389
Advances from customers	—	721
Deferred revenue, current portion	28,924	29,473
Accrued restructuring costs, current portion	345	298
Capital lease obligations, current portion	19	14

Total current liabilities	49,074	43,112
Capital lease obligations, net of current portion	55	74
Deferred revenue, net of current portion	1,323	1,838
Accrued restructuring costs, net of current portion	817	1,190

Total liabilities	51,269	46,214

Stockholders’ equity:
Common stock	102	100
Additional paid-in capital	630,282	609,455
Deferred stock compensation	—	(2,606)
Accumulated deficit	(499,339)	(483,270)
Accumulated other comprehensive loss	(269)	(141)

Total stockholders’ equity	130,776	123,538

Total liabilities and stockholders’ equity	$182,045	$169,752

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2007	2006	2007	2006
Revenue:
License revenue	$21,012	$13,638	$71,582	$43,138
Services revenue	8,543	4,954	30,144	17,939
Net revenue	29,555	18,592	101,726	61,077

Cost and expenses:
Cost of license revenue	352	516	1,576	1,185
Cost of services revenue(a)	5,224	3,673	20,847	13,044
Cost of developed technology	761	412	2,346	1,640
Research and development(a)	8,176	6,151	31,315	23,149
Sales and marketing(a)	13,435	7,627	47,796	24,902
General and administrative(a)	4,423	3,987	17,346	12,338
Restructuring recoveries, net	—	—	—	(18)
Amortization of other acquisition-related intangibles	338	327	1,330	1,302
In-process research and development charges	—	—	—	1,190
Total cost and expenses	32,709	22,693	122,556	78,732
Loss from operations	(3,154)	(4,101)	(20,830)	(17,655)

Gain (loss) on sale of assets and liabilities from the Managed Services Business	329	(13)	329	(69)
Interest and other income, net	1,210	969	4,650	3,166
Loss before income taxes	(1,615)	(3,145)	(15,851)	(14,558)

Provision for income taxes	95	173	218	193
Net loss	$(1,710)	$(3,318)	$(16,069)	$(14,751)

Basic and diluted net loss per share	$(0.02)	$(0.03)	$(0.16)	$(0.15)

Shares used in computing basic and diluted net loss per share	101,126	98,688	100,150	98,115

(a)             Includes stock-based compensation expense of the following:

Cost of services revenue	$402	$1	$1,499	$8
Research and development	1,337	420	5,195	1,270
Sales and marketing	1,309	190	5,127	364
General and administrative	1,053	552	4,208	455
Total stock-based compensation expense	$4,101	$1,163	$16,029	$2,097

A reconciliation between GAAP net loss and non-GAAP net income is as follows: (in thousands, except per share amounts, unaudited)

	Three Months Ended January 31, 2007	Twelve Months Ended January 31, 2007

GAAP net loss	$(1,710)	$(16,069)
Non-cash charge related to equity transactions	4,101	16,029
Cost of developed technology	761	2,346
Amortization of other acquisition-related intangibles	338	1,330
Non-GAAP net income	$3,490	$3,636

GAAP diluted net loss per share	$(0.02)	$(0.16)
Non-GAAP diluted net income per share	$0.03	$0.03

Shares used in computing non-GAAP diluted net income per share	107,899	106,534

Contacts:
Ken Tinsley	Nina Oestlien
Investor Relations	Public Relations
Opsware Inc.	Fleishman-Hillard for Opsware Inc.
408-212-5241	415-318-4225
ktinsley@opsware.com	nina.oestlien@fleishman.com